UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.   )

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Waste Connections, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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IMPORTANT NOTICE REGARDING 2026 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 15, 2026

April 23, 2026

Dear Fellow Shareholder:

Waste Connections, Inc. (the “Company” or “Waste Connections”) will hold its 2026 Annual Meeting of Shareholders (the “Annual Meeting”) on May 15, 2026. At this time, you should have access to a copy of our definitive management information circular and proxy statement (the “Proxy Statement”) for the Annual Meeting. In the Proxy Statement, the Company’s Board of Directors (the “Board”) recommended a vote “FOR” the election of each of the eight nominees for director outlined in Proposal 1.

Much to our disappointment, Institutional Shareholder Services Inc. (“ISS”) has recommended a vote against the re-election of Susan “Sue” Lee as an independent director because she attended less than 75% of the meetings of the Board and committees on which she served during 2025.

Ms. Lee serves as the Chair of our Compensation Committee and as a member of our Nominating and Corporate Governance Committee. In 2025, the Board held four meetings, the Compensation Committee held four meetings, and the Nominating and Corporate Governance Committee held three meetings. Ms. Lee was unable to attend one meeting of the Board and one meeting of each of the Compensation and Nominating and Corporate Governance Committees, all of which were held on the same day in July 2025. In other words, Ms. Lee did attend 75% of the Board meetings and 75% of the Compensation Committee meetings in 2025, but only attended 66.7% of the Nominating and Corporate Governance Committee meetings and 73% of total Board and committee meetings.

Before the Board scheduled that July 2025 meeting, Ms. Lee had notified the Board that she had a previously scheduled commitment during that week in July that she was unable to change, requiring Ms. Lee to travel overseas. Following consultation with Ms. Lee, the Board approved Ms. Lee’s anticipated absence and proceeded to schedule the July meetings during the week Ms. Lee would be traveling overseas. Despite her pre-existing travel plans, Ms. Lee committed to the Board that, although she would not be able to attend the July 2025 meetings in person, she would endeavor to attend the meetings remotely via videoconference or teleconference. The Board acknowledged Ms. Lee’s commitment and reiterated its approval of her absence in the event she was unable to attend remotely. Unfortunately, at the time of the meetings, Ms. Lee encountered insurmountable telecommunications difficulties and was unable to attend the meetings.

The Board believes Ms. Lee’s absence was reasonable and excusable. If Ms. Lee had been able to attend the July 2025 board and committee meetings, as she had arranged to do while traveling, her attendance for all Board and committee meetings in 2025 would have been 100%.

The Board believes Ms. Lee is an extremely valuable member of Waste Connections’ Board and we urge shareholders to vote “FOR” all our director nominees, including Ms. Lee, for the following reasons:

•	As described above, Ms. Lee’s Board and committee meeting absence on a single day in 2025 was reasonable, expected and approved by the Board in advance;

•	Ms. Lee nevertheless made reasonable efforts to attend the meetings remotely, which efforts were ultimately unsuccessful only due to telecommunications difficulties;

•	Ms. Lee was in frequent contact with the Board regarding the meetings she was not able to attend and was otherwise fully engaged in all Board matters in 2025;

•	Prior to the July 2025 meetings, Ms. Lee had never missed any other meetings of the Board or its committees;

•	Ms. Lee did attend 75% of the Board and Compensation Committee meetings in 2025, but only attended 66.7% of the Nominating and Corporate Governance Committee meetings;

•	Ms. Lee is an outstanding Board member and brings substantial experience with human resources and talent management and development matters to the Board; and

•	Ms. Lee also brings to the Board substantial experience in the energy industry, including through the positions she has held with other publicly traded companies in Canada and her experience as a director of other publicly traded companies in Canada.

As discussed above and in our Proxy Statement, Ms. Lee is an extremely valuable and fully engaged member of our Board. Accordingly, the Board continues to request that shareholders vote “FOR” all of the nominees for Director in Proposal 1, including Ms. Lee.

Respectfully,

Michael W. Harlan Chairman of the Board	Ronald J. Mittelstaedt President, Chief Executive Officer and Director